THERMON ANNOUNCES JOHN T. NESSER III TO SUCCEED CHARLES A. SORRENTINO AS CHAIRPERSON OF THERMON BOARD OF DIRECTORS; ANNOUNCES APPOINTMENT OF JOHN U. CLARKE AND ROGER L. FIX AS DIRECTORS
Austin, Texas, July 26, 2019 – Thermon Group Holdings, Inc. (NYSE: THR) (the “Company”) is pleased to announce that John T. Nesser III has been appointed to succeed Charles A. Sorrentino as the non-executive chairperson of the board of directors of the Company (the “Board”) in order to provide for an orderly succession for the Board’s leadership. Mr. Sorrentino will continue to serve as a member of the Board.
“We want to thank Chuck for his contributions to the company as chairman. His leadership, insights and guidance have helped Thermon become a global leader in industrial process heating, and we look forward to his continued support as a member of our board,” said Bruce A. Thames, President, Chief Executive Officer and Director of Thermon. “The appointment of John will provide both continuity and a deep understanding of the business, strategy, challenges and opportunities that lie ahead. John’s depth of experience as a C-level public company executive of a large international business in the oil and gas sector will be invaluable in charting our future course. We are excited to continue to execute our strategic plan under his leadership.”
Additionally, on July 26, 2019, Thermon appointed John U. Clarke and Roger L. Fix as directors of the Company. Mr. Clarke currently serves as a partner of Turnbridge Capital, LLC, a private equity firm investing in companies focused primarily on energy services and equipment and infrastructure. Mr. Clarke has extensive experience as both chief executive officer and chief financial officer of publicly traded companies in the energy markets. Mr. Fix currently serves as the non-executive chairman of the board of Flowserve Corporation, an international supplier of engineered pumps, valves, automation, and services to the oil, gas, chemical, power and other general industries. Mr. Fix brings his decades of experience in industrial manufacturing and international business to the Board.
“John and Roger bring a wealth of experience as former leaders of publicly traded, international industrial businesses. This background, combined with extensive public company board experience, will be invaluable as Thermon continues to execute its global growth strategy. We are both honored and excited they are joining our Board and look forward to their future contributions to shareholder value creation,” said Bruce A. Thames.
Mr. Sorrentino has served as an independent director of the Company since April 2010 and as independent chairperson of the Company since the Company’s initial public offering in 2011. Mr. Nesser has served as a director of the Company since 2012.

About Thermon
Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

CONTACT:
Kevin Fox
(512) 690-0600
Investor.Relations@thermon.com